Exhibit 99

Newsletter

August 25, 2004

Financial Report

The company completed its fiscal year on May 31, 2004 and filed its form 10-KSB with the SEC on August 25, 2004. The company remains in a strong cash position with approximately $9.3M in cash and cash equivalents and no debt as of August 25, 2004. We encourage you to review our 10-KSB and the financial statements it includes which you may access through our website at flysafetech.com.

Progress on Socrates Wake Vortex Sensor Technology

The company has continued to make progress in the expansion of its proprietary Socrates technology from the four beam wake vortex sensor that was successfully tested at Denver International Airport in Sept. 2003. We are working with Lockheed Martin to expand the sensor to sixteen beams utilizing funding under our third federally funded contract with the Volpe National Transportation Center. Additional funds have been approved by the Congress and the President for Socrates in the U.S. fiscal year 2004 budget, and we have commenced negotiation with Volpe for $3.2M of new contract work. We believe these funds will become available during September 2004, when we will begin work to expand the sensor to 32 beams.

For the U.S. fiscal year 2005, the U.S. House of Rep. Committee on Appropriations has recommended a further $5 M for Socrates. This recommendation will require further approval by the US Senate and the President before the federal budget is finalized. The federal election process may add uncertainty as to the timing for such budget approvals. If and when such funding is signed into law, we would need to negotiate with our federal sponsors our scope of work and the portion of funds allocated to our contract before funds become available to us.

Unicorn-Airborne Collision Avoidance Radar

The company continues to move forward with the development of its Unicorn Airborne Collision Avoidance Radar. The Georgia Tech Research Institute is assisting with the development and testing of our special antenna technology for Unicorn. In addition, the company has recently entered into an agreement with Microwave Solutions, Inc. a company based in England that will provide the specialized microwave components for Unicorn. The company expects to complete a ground based functional demonstration of Unicorn during 2005.

We believe the federal government will continue to increase its awareness of a need for collision avoidance for unmanned aerial vehicles called UAV's. The planned use of UAV's by the Department of Homeland Security as well as Department of Defense and other users highlight this potential need. We continue to explore and discuss with the federal government the application of our Unicorn technology for this potential market. The Congress approved $1.2M in the fiscal 2005 Defense Budget for Research and Development relating to a "detect and avoid capability" for UAV's. The company plans to seek contracting opportunities for these funds, but there can be no assurance that such efforts will be successful. We recently received a two year extension of our federal communications commission experimental license for the testing of Unicorn. That license was expanded to include a frequency band that can cover potential marine collision avoidance radar applications and we intend to explore potential market opportunities in this area.

Commercial Aviation Missile Countermeasures Project

Together with our partner Sanders Design International, we are continuing to seek government funding to develop, test and apply a proprietary technology of SDI that we believe can provide a unique and superior defense to the threat that shoulder fired missiles pose to commercial aviation. The Congress approved a $2.5M plus up to the fiscal year 2005 Defense Budget for MANPADS Countermeasures R&D. We intend to seek contracting opportunities for these funds, although there can be no assurance that such efforts will prove successful.

British Telcom Project

We are working with British Telcom to evaluate the application of proprietary mathematical formulas, referred to as iDOS (Intelligent Dynamic Optimization of Sequences), which it has developed for increasing the efficiency of certain air traffic control functions. Having completed our preliminary evaluation, we believe these formulas, if fully developed and integrated, may assist air traffic controllers in optimizing spacing and sequencing among commercial aircraft as they land and depart. We are in discussions with NASA and are seeking government funding to further develop these formulas and evaluate the feasibility of their applications to the current air traffic control system, as well as wake vortex advisory functions relating to Socrates. We plan to negotiate a definitive licensing agreement with British Telcom to market, sell and install iDOS for such applications, if and when such applications prove feasible and are approved by the U.S. Government.

Stock Repurchase

In June, 2004, the company invested approximately $250,000 in the repurchase of its common shares traded on AMEX at an average price of $1.72.

Threatened Litigation

The company is aware that a lawsuit has been filed against the company claiming that the company has disseminated misleading information. The company has retained special counsel and will vigorously defend this lawsuit which it believes is without merit.

New Employee

The Company recently hired Dr. David Kring, 38, who comes to us with a Ph.D. from MIT and eight years of experience as a senior scientist at Anteon Corporation. His primary duty will be to support development of Socrates and Unicorn.

Our annual shareholder meeting has been scheduled at 11:00 a.m. on October 14, 2004 at the Mystic Marriott Hotel in Mystic, Connecticut and we welcome your attendance. We will provide more information in our forthcoming proxy statement.

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"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of an informal inquiry by the SEC that appears to be in connection with certain analysts reports about us and our press releases, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or in the inclusion of a SOCRATESä wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Corporate Contact
Samuel Kovnat
Chief Executive Officer
skovnat@flysafetech.com
(860) 245-0191